Exhibit 99.6

For Immediate Release
October 9, 2015

SUNSHINE BIOPHARMA ACQUIRES THE US PATENT FOR ITS ANTICANCER COMPOUND, Adva-27a

Montreal, Quebec, Canada -- (MARKETWIRED) -- Sunshine Biopharma Inc. (OTCQB: “SBFM”), a pharmaceutical company focused on the research, development and commercialization of drugs for the treatment of various forms of cancer, announced today that it has acquired all of the right, title and interest in and to U.S. Patent Number 8,236,935 for the Company’s Adva-27a anticancer compound.  The Patent Purchase Agreement executed October 8, 2015 provides Sunshine with ownership of the patent, which includes all rights to this intellectual property within the United States.  Prior, Sunshine had been licensing the right to use this patent from Advanomics Corporation, a privately held Canadian company that currently owns approximately 23% of Sunshine’s issued and outstanding Common Stock.  The executed Patent Purchase Agreement also terminates the License Agreement between Sunshine and Advanomics and eliminates all obligations of Sunshine thereunder.

About Adva-27a

Adva-27a is Sunshine Biopharma's lead anticancer compound, a Topoisomerase II inhibitor, small molecule that has recently been shown to be effective at killing Pancreatic Cancer cells, Multidrug Resistant Breast Cancer cells, Small-Cell Lung Cancer cells and Uterine Sarcoma cells (Published in ANTICANCER RESEARCH, Volume 32, Pages 4423-4432, October 2012).  Adva-27a is currently in the IND-Enabling stage of development. The original U.S. patent covering Adva-27a was issued on August 7, 2012 under U.S. patent number 8,236,935.  The Company is planning Phase I clinical trials of Adva-27a for Pancreatic Cancer and in parallel Multidrug Resistant Breast Cancer to be conducted at McGill University's Jewish General Hospital in Montreal (Canada).

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

For Additional Information:

Sunshine Biopharma Inc. Contacts:
Camille Sebaaly, CFO
Tel.: 514-814-0464
camille.sebaaly@sunshinebiopharma.com